Exhibit 99.1

Popular Appoints John W. Diercksen to Board of Directors

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 1, 2013--Popular, Inc. (NASDAQ: BPOP) announced today that John W. Diercksen has been appointed to the Board of Directors.

Mr. Diercksen, 64, was Executive Vice President of Verizon Communications, Inc., a leading provider of telecommunications and broadband services, with revenues of over $100 billion, until September 2013. Mr. Diercksen was responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures.

Mr. Diercksen serves on the boards of directors of Harman International Industries, Incorporated and Intelsat, S.A.

From 2003 to 2012, Mr. Diercksen was Executive Vice President, Strategy, Development, and Planning for Verizon. In this capacity he was instrumental in forging Verizon’s strategy of technology investment and repositioning its assets through the acquisition of spectrum including the cable spectrum transaction; the merger with MCI; the Alltel acquisition; the restructuring of international units; the spinoff of Verizon's directories unit and landline assets, and the Terremark and Cloud Switch acquisitions. Earlier in his career, Mr. Diercksen held a series of increasingly senior financial and leadership roles with Verizon, Bell Atlantic, and Nynex, among others.

“We are delighted that John has agreed to join our Board of Directors,” said Richard L. Carrión, Chairman and Chief Executive Officer of Popular. “He brings extensive experience in mergers, acquisitions and financial management. I’m confident he will be a valuable addition to our Board.”

Mr. Diercksen holds an MBA from Pace University and his Bachelor of Business Administration in finance from Iona College.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

For more information, visit http://www.popular.com.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications